Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Openwave Systems Inc:

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about October 11, 2005 of Openwave Systems Inc. of our report dated September 12, 2005 with respect to the consolidated balance sheets of Openwave Systems Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005, annual report on Form 10-K of Openwave Systems Inc.

Our report refers to a change in accounting for goodwill and other intangible assets effective July 1, 2002.

/s/ KPMG LLP
KPMG LLP

Mountain View, California

October 10, 2005